Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218682 and 333-145969 on Form S-8 of our report dated June 28, 2021, relating to the financial statements and supplemental schedules of the Viad Corp Capital Accumulation Plan appearing in this Annual Report on Form 11-K of the Viad Corp Capital Accumulation Plan for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

June 28, 2021